Exhibit 3.1

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 04:00 PM 06/18/2002 020392704 — 2686444
CERTIFICATE OF AMENDMENT OF THE
CERTIFICATE OF INCORPORATION
     Texas Capital Bancshares, Inc., a corporation organized and existing under and by virtue of Section 242 of the General Corporation Law of the State of Delaware (the “Corporation”),
     DOES HEREBY CERTIFY:
     FIRST: That the Stockholders of said Corporation (the “Stockholders”), adopted a resolution proposing and declaring the following amendment to the Certificate of Incorporation of said Corporation:
     RESOLVED, that ARTICLE IV of the Certificate of Incorporation is hereby amended in its entirety to read as follows:
“ARTICLE IV
     The total number of shares of capital stock which the Corporation shall have the authority to issue is one hundred million (100,000,000) shares of Common Stock, $.01 par value and ten million (10,000,000) shares of Preferred Stock, $.01 par value. Unless specifically provided otherwise herein, the holders of Common Stock shall be entitled to one vote for each share held in any stockholder vote in which any of such holders is entitled to participate. The board of directors may determine the powers, designations, dividend rate, if any, preferences and relative, participating, optional or other special rights, including voting rights, and the qualifications, limitations or restrictions thereof, of each class of capital stock and of each series within any such class and may increase or decrease the number of shares within each such class or series; provided, however, that the board of directors may not decrease the number of shares within a class or series to less than the number of shares within such class or series that are then issued and may not increase the number of shares within a series above the total number of authorized shares of the applicable class for which the powers, designations, preferences and rights have not otherwise been set forth herein. Attached hereto as Exhibit “A” and incorporated herein by reference is a statement of the rights, preferences, privileges, restrictions and other terms in respect of the first series of Common Stock, designated as Series A-l Nonvoting Common Stock.”
IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by Joseph M. Grant, its Chairman of the Board of Directors, and Raleigh Hortenstine, III, its President, this 21st day of May, 2002.

/s/ Joseph M. Grant
Joseph M. Grant
Chairman of the Board of Directors

/s/ Raleigh Hortenstine III
Raleigh Hortenstine, III
President

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 03:00 PM 09/16/2002 020576302 — 2686444
CERTIFICATE OF AMENDMENT OF THE
CERTIFICATE OF DESIGNATION OF THE
6.0% SERIES A CONVERTIBLE PREFERRED STOCK
     Texas Capital Bancshares, Inc., a corporation organized and existing under and by virtue of Section 242 of the General Corporation Law of the State of Delaware (the “Corporation”),
DOES HEREBY CERTIFY:
FIRST: That the holders of the 6.0% Series A Convertible Preferred Stock, $0.01 par value per share and the holders of common stock, par value $.01 par value per share, adopted a resolution by written consent, in accordance with Section 228 of the General Corporation Law, proposing and declaring the following amendment to the Certificate of Designation of the 6.0% Series A Convertible Preferred Stock of said Corporation (the “Certificate of Designation”):
RESOLVED, that Section 4(a) of the Certificate of Designation is hereby amended in its entirety to read as follows:
“4(a)	The Series A Preferred Stock will automatically convert into one (1) share of authorized but unissued Common Stock (the “Conversion Rate”) upon the occurrence of any of the following: (i) any transaction, whether by merger, consolidation, asset sale, tender offer, reverse stock split, or otherwise, which results in the acquisition of beneficial ownership (as such term is defined under the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended) by any person or entity, or any group of persons or entities acting in concert, of 50% or more of the outstanding shares of Common Stock of the Corporation; (ii) the sale of all or substantially all of the assets of the Corporation, (iii) the Common Stock is authorized for trading on the New York Stock Exchange or the Nasdaq National Market and the market value per share of the Common Stock is $17.50 per share or greater (the “Quoted Price”) as of the market close for thirty consecutive trading days; (iv) the Corporation consummates an underwritten public offering of any shares of Common Stock at a price of $17.50 per share or higher (the “IPO Price”), or (v) the capital adequacy guidelines published by the Board of Governors of the United States Federal Reserve system are changed in any manner which results in the Series A Preferred Stock no longer qualifying as Tier I Capital under such guidelines.

The Quoted Price and the IPO Price shall be adjusted accordingly, consistent with Section 4(f)(i), if the Corporation on or after July 30, 2002 (A) declares or makes a distribution or dividend on its Common Stock in shares of its capital stock, (B) subdivides its outstanding shares of Common Stock into a greater number of shares, (C) combines its outstanding shares of Common Stock into a smaller number of shares or (D) issues by reclassification of its shares of Common Stock (including any reclassification in connection with a consolidation or merger in which the Corporation is the continuing corporation) any shares of Common Stock.”
IN WITNESS WHEREOF, this Certificate of Amendment of the Certificate of Designation of the 6.0% Series A Convertible Preferred Stock having been duly adopted by the Board of Directors of the Corporation in accordance with the provisions of Section 242 of the General Corporation Laws of the State of Delaware (the “GCL”), has been executed this 16th day of September, 2002 by Joseph M. Grant, its authorized officer in accordance with Section 103(2)(a) of the GCL.

Texas Capital Bancshares, Inc.
By:	/s/ Joseph M. Grant
Joseph M. Grant
	Title:	Chairman of the Board and Chief Executive Officer